Exhibit 5.1

The Law Offices of Michael L. Corrigan
Attorney at Law
>7770 Regents Rd. Suite 113-401
San Diego, CA 92122-1967
Office: (858) 531-5984

August 5, 2004

SkyBridge Wireless, Inc.

Re: Opinion of Counsel — Registration Statement on Form S-8

Gentleman:

        I have acted as counsel for SkyBridge Wireless, Inc. (the “Registrant”), in connection with the preparation and filing of the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the “Registration Statement”), relating to 100,000,000 shares of the Registrant’s common stock, ..001 par value, (the “Common Stock”), issuable pursuant to the Stock Compensation Plan, (the “Plan”).

        I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Registrant and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Registrant, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

        Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non assessable.

        Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, BY: /S/ Michael L. Corrigan Michael L. Corrigan